Exhibit 15.2

[Jun He Law Offices letterhead]

April 23, 2021

51job, Inc.
Building 3
No. 1387, Zhang Dong Road
Shanghai 201203, People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Key Information - Risk Factors,” “Information on the Company - Organizational Structure,” “Operating and Financial Review and Prospects - Operating Results - Critical Accounting Policies” and “Major Shareholders and Related Party Transactions - Related Party Transactions” in 51job, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020, which will be filed with the Securities and Exchange Commission in the month of April 2021.

Yours faithfully,

/s/ CUI Li Xin

Jun He Law Offices